Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-136631) and related Prospectus of Cintas Corporation (the Company) and to the incorporation by reference therein of our report dated July 27, 2007, with respect to the consolidated financial statements and schedules of the Company, the Company’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of the Company, included in its Annual Report (Form 10-K) for the year ended May 31, 2007, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Cincinnati, Ohio
December 3, 2007